UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2018

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Stock Appreciation Rights
On March 16, 2018, the compensation committee of the Company's Board of Directors (the “Committee”) granted awards of stock appreciation rights (“SARs”) to certain employees pursuant to the Company’s amended and restated 2005 Equity Incentive Plan (the “Equity Incentive Plan”). The Committee granted an aggregate of 79,143 to the Company’s named executive officers as follows:

Name	Position	Number of SARs
John O'Bryan	President and Chief Executive Officer	46,181
Luke M. Williams	Senior Vice President, Chief Financial Officer and Treasurer	15,106
Yevgeny Fundler	Senior Vice President, General Counsel and Secretary	17,856
These SARs will vest in three equal increments on March 16, 2019, March 16, 2020 and March 16, 2021. Each holder must remain employed by the Company through each anniversary of the grant date in order to vest in the corresponding number of SARs. The SARs have a term of seven years.
The SARs are cash settled if exercised and have an exercise price of $38.28, the closing price of the Company’s common stock on the date of grant. Upon the exercise of any SAR, the Company shall pay the holder, in cash, an amount equal to the excess of the aggregate fair market value in respect of which the SARs are being exercised, over the aggregate exercise price of the SARs being exercised. The SARs are subject in all respects to the terms and conditions of the Equity Incentive Plan and the Stock Appreciation Rights Agreement evidencing the grant, which contain non-solicitation, non-competition and confidentiality provisions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2018		American Railcar Industries, Inc.

	By:	/s/ Luke M. Williams
	Name:	Luke M. Williams
	Title:	Senior Vice President, Chief Financial Officer and Treasurer